                                ANDY E. YUROWITZ
                                8 Kupperman Lane
                             Monsey, New York 10952





                                                           March 10, 1999

BY HAND AND U.S. MAIL
---------------------
Health-Chem Corporation
1212 Avenue of the Americas
New York, New York 10036
Attention: Secretary of the Corporation

                  Re:  Nomination of Directors.

Gentlemen:

         Pursuant to Section 9 of the By-laws of Health-Chem Corporation (the "Company"), the undersigned, who are currently record holders of shares of the Company's common stock, par value $.01 per share ("Common Stock"), hereby give notice of their nomination of the persons identified below (the "Nominees") for election to the Board of Directors of the Company.

                                                                          Shares of
                                                                         Common Stock
 Name and Home                                                           Beneficially
 Address of Nominee             Business Address                  Age       Owned
-------------------------       ----------------------------      ---    ------------
Mordecai Cohen
915 West End Avenue             172 Madison Avenue
Apt. 8F                         Suite 402
New York, NY 10025              New York, New York 10016           33           0

Aaron David, M.D.
2829 Franklin Boulevard         980 Broadway
Merrick, NY 11566               Massapequa, NY 11758               49       3,081

Michael M. Goldberg, M.D.       Emisphere Technologies, Inc.
159 Lydecker Street             765 Old Saw Mill River Road
Englewood, NY 07631             Tarrytown, NY 10591                40           0

Health-Chem Corporation
March 10, 1999
Page 2

Barry B. Kanarek, M.D., Ph.D.   Emisphere Technologies, Inc.
188 Brookdale Road              765 Old Saw Mill River Road
Stamford, CT 06903              Tarrytown, NY 10591                54           0

                                American Water Connection
Jacob Kraitenberger             Corp.
1145 East 24th Street           5002 16th Avenue
Brooklyn, NY 11210              Brooklyn,  NY 11204                46           0

Wolf Prensky, Ph.D.
28-10 High Street               28-10 High Street
Fair Lawn, NJ 0741              Fair Lawn, NJ 0741                 68         500

Zachary Prensky                 372 Central Park West
28-10 High Street               Suite 9S
Fair Lawn, NJ 0741              New York, NY 10025                 25         500

Andy E. Yurowitz
8 Kupperman Lane                2125 Center Avenue
Monsey, NY 10952                Fort Lee, NJ 07024                 63     551,200(a)

Jack I. Zwick                   3000 Southfield Town Center
22570 S. Bellwood Drive         Suite 2300
Southfield, MI 48034            Southfield, MI 48075               63                   0


(a) 400,000 shares of such Common Stock are held in an Individual Retirement Account established for Mr. Yurowitz's benefit, and 151,200 shares of Common Stock are held in a brokerage account owned jointly by Mr. Yurowitz and his wife, Helen Yurowitz. Of the shares held in such brokerage account, 151,100 shares are held in street name, and 100 shares are owned of record by Mr. Yurowitz and his wife as JTWROS. Such amount does not include 116,100 shares of Common Stock owned beneficially by Mr. Yurowitz's son, Alan J. Yurowitz, as to which Mr. Yurowitz disclaims beneficial ownership.

         Set forth below for each Nominee is such Nominee's principal occupation or employment, and, if different from the business address set forth above, the address of the corporation or entity at which such employment is carried on.

         Mordecai Cohen is the principal of Madison Avenue Collections, a liquidator of retail merchandise.

         Aaron David is a practitioner of medicine in the field of obstetrics and gynecology and has maintained his own office practice since 1982.

         Michael M. Goldberg is the Chairman of the Board and Chief Executive Officer of Emisphere Technologies, Inc. ("Emisphere"), a company engaged in the development and production of drug delivery systems.

Health-Chem Corporation
March 10, 1999
Page 3

         Barry B. Kanarek is the Senior Vice President Clinical Affairs and Chief Medical Officer of Emisphere.

         Jacob Kraitenberger is the President of American Water Connection Corp., a producer of mineral water.

         Wolf Prensky, a biologist, is self-employed as a consultant, primarily in the field HIV detection and testing.

         Zachary Prensky is the principal of Zackfoot Investments LLC, an investment banking and venture capital firm.

         Andy E. Yurowitz is a Vice President - Investments at Gruntal & Co. LLC, an investment banking firm.

         Jack I. Zwick is a certified public accountant and a principal of Zwick & Solomon, P.L.L.C., a public accounting firm.

         There is no arrangement or understanding among any of the Nominees and any other person regarding future employment or any future transaction to which the Company will or may become a party.

         Manfred Mayerfeld, a retired teacher, has contributed $25,000 to Mr. Yurowitz to support Mr. Yurowitz's efforts to elect the Nominees. Mr. Mayerfeld is the beneficial owner of 391,789 shares of Common Stock. Mr. Mayerfeld lives at 116 College Road, Monsey, New York 10952 and is 67 years of age. There is no agreement, arrangement or understanding between Mr. Yurowitz and Mr. Mayerfeld regarding future funding of Mr. Yurowitz's efforts to elect Nominees or among Mr. Mayerfeld and any other person regarding future employment or any future transaction to which the Company will or may become a party.

         Finally, please find enclosed the written consents of each of the Nominees to serve as a Director of the Company if so elected.

                                                           Very truly yours,

                                                           /s/ Andy E. Yurowitz
                                                           ---------------------
                                                           Andy E. Yurowitz



                                                           /s/ Helen Yurowitz
                                                           ---------------------
                                                           Helen Yurowitz*

*Solely as joint owner of shares of Common Stock reported herein as beneficially owned by Andy E. Yurowitz